UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	333-110484	54-2131349

(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Sands Hotel & Casino
Indiana Avenue and Brighton Park, 9th Floor
Atlantic City, New Jersey 08401

(Address of principal executive office) (Zip Code)

Registrant’s telephone number including area code: (609) 441-4633

Not Applicable

(Former name and former address, as changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 – Change in Control of Registrant

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 8.01 – Other Events

     On May 17, 2005, the holders of a majority of the aggregate principal amount of the 3% Notes due 2008 (the “3% Notes”), issued by Atlantic Coast Entertainment Holdings, Inc. (“Atlantic”), a Delaware corporation, elected to allow holders of its 3% Notes to convert all, or a portion, of their 3% Notes into shares of Atlantic common stock, par value $.01 per share (the “Atlantic Common Stock”), pursuant to the terms of the indenture governing the 3% Notes. Each $1,000 of principal amount of 3% Notes and accrued interest thereon, is, therefore, convertible into 65.90909 shares of Atlantic Common Stock. Affiliates of Carl C. Icahn, who own an aggregate principal amount of approximately $63.9 million of 3% Notes, have elected to convert $28.8 million of 3% Notes into 1,898,181 shares of Atlantic Common Stock, representing approximately 19% of the outstanding Atlantic Common Stock on a fully diluted basis.

     As a result of the conversion by holders of the 3% Notes, and pursuant to the terms of the Warrant Agreement, dated July 22, 2004, by and between Atlantic and American Stock Transfer and Trust Company (the “Warrant Agent”), as of May 17, 2005, holders of Atlantic warrants (the “Warrants”), may exercise their Warrants to purchase .275 shares of Atlantic Common Stock for each Warrant that they own at an exercise price of $.01 per share of Atlantic Common Stock.

     Also, on May 17, Atlantic received notice from the Warrant Agent that affiliates of Mr. Icahn exercised their Warrants for an aggregate of 2,130,904 shares of Atlantic Common Stock. As a result of the exercise of Warrants and the conversion of a portion of the 3% Notes owned by affiliates of Mr. Icahn, such affiliates own an aggregate of 4,029,085 shares of Atlantic Common Stock, representing approximately 58.3% of the outstanding Atlantic Common Stock (without giving effect to such affiliates interest in Atlantic Common Stock owned by GB Holdings, Inc.). After such conversion of 3% Notes by affiliates of Mr. Icahn, such affiliates will continue to own approximately $35.1 million of 3% Notes. In the event of the conversion of such remaining Notes, affiliates of Mr. Icahn would then own approximately 6.34 million shares of Atlantic Common Stock, representing approximately 63.4% of the outstanding Atlantic Common Stock on a fully diluted basis (without giving effect to such affiliates interest in Atlantic Common Stock owned by GB Holdings, Inc.).

     Atlantic, through its wholly-owned subsidiary ACE Gaming, LLC, owns and operates The Sands Hotel & Casino in Atlantic City, New Jersey.

     The full text of a press release issued by Atlantic on May 17, 2005 with respect to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     On May 20, 2005, by the written consent of a majority of the stockholders of Atlantic, the following persons were elected to constitute the entire Board of Directors of Atlantic: Michael Ashner, Jack G. Wasserman, James L. Nelson and William Leidesdorf.

Section 9 — Financial Statements and Exhibits.

     Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     Exhibit Description:

     99.1 Press Release dated May 17, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST ENTERTAINMENT HOLDINGS, INC.
Dated: May 20, 2005	By:	/s/ Patricia M. Wild
		Name:	Patricia M. Wild
		Title:	Vice President, General Counsel and Secretary